EXHIBIT 99.1

CONTACT:     DSI TOYS, INC.

Robert L. Weisgarber

Nasdaq: DSIT

Chief Financial Officer

(713) 365-9900 x 4061

rweisgarber@dsitoys.com

DSI TOYS, INC. ANNOUNCES RECEIPT OF DELISTING DETERMINATION

HOUSTON, TX (March 21, 2003)—DSI Toys, Inc. (the “Company”) (Nasdaq:DSIT) today announced that the Company had received a Nasdaq Staff Determination letter indicating that (i) the Company was not in compliance with the US$1.00 minimum bid price per share requirement for continued listing as set forth in Marketplace Rule 4310(c)(4), and (ii) due to non-payment of the first installment of its 2003 Nasdaq SmallCap Market annual fees, the Company was not in compliance with Marketplace Rule 4310(c). Consequently, the Company’s securities will be delisted from the Nasdaq SmallCap Market at the opening of business on March 27, 2003. The Company will not appeal the determination.

The Company’s common stock will be immediately eligible for quotation on the over-the-counter Bulletin Board (OTCBB) electronic quotation system, effective with the open of business on March 27, 2003, under the ticker symbol “DSIT.”

On January 29, 2002, the Company announced that it had received a proposal to engage in a going private transaction in the form of a merger with an entity controlled by E. Thomas Martin, the Company’s Chairman.  Negotiations in connection with the going private transaction are ongoing and are not affected by the delisting of the Company’s securities from the Nasdaq SmallCap Market.

The Company designs, develops, markets and distributes high quality, innovative dolls, toys and consumer electronics products.  Core products include Tech-Link® communications products, KAWASAKI® electronic musical instruments, GearHead™ remote control vehicles, DJ Skribble®’s Spinheads™ musical figures and toys, a full range of special feature doll brands including Sweet Faith®, Pride & Joy®, Too Cute Twins®, Lovin’ Touch™ life like dolls, Baby Knows Her Name™ talking doll, Childhood Verses™ nursery rhyme dolls, Little Darlings® dolls and Collectible Plush, including Kitty, Kitty, Kittens® and Puppy, Puppy, Puppies®.  The Company’s Web site can be reached at http://www.DSIToys.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new and existing products, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause DSI’s actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of DSI’s customers, competition, and other factors discussed from time to time in DSI’s filings with the Securities and Exchange Commission.